                                                                    EXHIBIT 99.3

THE OPTION EVIDENCED BY THIS AGREEMENT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF SUCH OPTION HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THIS NON-QUALIFIED STOCK OPTION AGREEMENT MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION, THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTION MAY NOT BE OFFERED, SOLD OR PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF THE OPTION BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT AN OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

                            CELL THERAPEUTICS, INC.
                             1992 STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------


     THIS AGREEMENT is entered into as of [GRANT DATE] (hereinafter referred to as the "Date of Grant") between CELL THERAPEUTICS, INC., a Washington State corporation (hereinafter referred to as the "Company"), and [FIRSTNAME] [NAME] (hereinafter referred to as the "Optionee").

                                    RECITALS
                                    --------

     A. The Company has approved and adopted the Cell Therapeutics, Inc. 1992 Stock Option Plan (hereinafter referred to as the "Plan"), pursuant to which the Plan Administrator is authorized to grant to employees of the Company and other persons also selected by the Plan Administrator, options to purchase common stock, without par value, of the Company (hereinafter referred to as "Common Stock"); and

     B. The options granted hereunder are intended to be Incentive Stock Options under the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code").

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, the Company hereby grants to Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, [SHARES] shares of Common Stock (hereinafter referred to as the "Option").

     1.  EXERCISE PRICE.  The exercise price for the Option shall be
         --------------
[OPTIONPRICE] per share.

     2.  VESTING SCHEDULE.  The Option shall not be exercisable until it has
         ----------------
vested.  The Option shall vest according to the following schedule:

                  Number of Options
 Vesting Date   Eligible for Exercise   Vesting Type
 ------------   ---------------------   ------------
[p1vestdate]    [p1shares]              [p1vesttype]
[p2vestdate]    [p2shares]              [p2vesttype]
[p3vestdate]    [p3shares]              [p3vesttype]
[p4vestdate]    [p4shares]              [p4vesttype]


     3.  OPTION NOT TRANSFERABLE. The Option is not transferable except by will
         -----------------------
or the laws of descent and distribution.

    4.   COMPLIANCE WITH SECURITIES LAWS.  By accepting the Option, Optionee
         -------------------------------
represents and agrees for himself/herself and all persons who acquire rights in the Option through Optionee, that none of the shares of Common Stock purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. If requested by the Company, Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition or otherwise) to that effect, prior to delivery of the purchased shares of Common Stock.

     5.   TERMINATION OF OPTION.  A vested Option shall terminate, to the
          ---------------------
extent not previously exercised, upon the occurrence of one of the following events:

              (i)   ten (10) years from the date of grant; or [p1expiredate];

              (ii) the expiration of ninety (90) days from the date of Optionee's termination of employment with the Company for any reason other than death or disability (as defined in the Plan), (unless the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option); or

              (iii) the expiration of one (1) year from the date of death of
                    Optionee or the cessation of employment of Optionee from the Company by reason of disability (as defined in the Plan), (unless the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option).

                                       2.

          If Optionee's employment or contractual relationship is terminated from the Company by death, any Option held by Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by Optionee's will or by the laws of descent and distribution of the state or country of Optionee's domicile at the time of death. Unless accelerated pursuant to Section 5(f) of the Plan, each unvested Option granted pursuant hereto shall terminate upon Optionee's termination of employment or contractual relationship with the Company, for any reason whatsoever, including death or disability.

     6.  STOCK.  In the case of any stock split, stock dividend or likely
         -----
change in the nature of shares granted by this Agreement, the number of shares and Option price shall be proportionately adjusted as set forth in Section 5(m) of the Plan.

     7.  EXERCISE OF OPTION.  Each exercise of the Option shall be by
         ------------------
means of delivery of a Notice of Election to Exercise (attached hereto and marked Exhibit "A") to the Secretary of the Company at his/her principal executive office, specifying the number in shares of Common Stock to be purchased and accompanied by payment in cash, or by certified or cashier's check payable to the order of the Company, of the full exercise price for the Common Stock to be purchased. Upon approval of the Plan Administrator, Optionee may pay for all or any portion of the exercise price by (i) delivery of previously held shares of Common Stock, (ii) having shares withheld from the amount of shares of Common Stock to be received by Optionee or (iii) delivery of an irrevocable subscription agreement obligating Optionee to take and pay for the shares of Common Stock to be purchased within one (1) year of the date of such exercise. The shares of Common Stock received or withheld by the Company as payment shall have a fair market value equal to or greater than the aggregate exercise price (or portion thereof) to be paid by Optionee upon such exercise. Optionee agrees to also pay to the Company the amount necessary for the Company to satisfy its withholding obligations under the Code.

     8.  OPTIONEE ACKNOWLEDGMENTS.  Optionee acknowledges that he or she
         ------------------------
has read and understands the terms of this Stock Option Agreement and the Plan, and that:

     (a) The issuance of shares of Common Stock pursuant to the exercise of the Option, and any resale of the shares of Common Stock, may only be effected in compliance with applicable state and federal laws and regulations, and that Optionee may be required to execute and deliver representations and warranties to that effect prior to the exercise of any portion of the Option;

     (b) Optionee is not entitled to any rights as a shareholder with respect to any shares of Common Stock issuable hereunder until Optionee becomes a shareholder of record;

                                       3.

     (c) The shares of Common Stock subject hereto may be adjusted in the event of certain changes in the capital structure of the Company or for any other reason required or permitted by the Plan;

     (d) As a condition to the exercise of the Option, Optionee may be required to make such arrangements as the Plan Administrator requires for the satisfaction of any federal, state or local withholding tax obligations; and

     (e) This Agreement does not constitute an employment agreement nor does it entitle Optionee to any specific employment or contractual relationship or to any employment or contractual relationship for a period of time, and that Optionee's continued employment or contractual relationship with the Company, if any, shall be at will and is subject to termination in accordance with the Company's prevailing policies and any other agreement between the Optionee and the Company.

     9.  PROFESSIONAL ADVICE.  The acceptance and exercise of the Option
         -------------------
and the sale of Common Stock issued pursuant to the exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of Optionee. Accordingly, Optionee acknowledges that Optionee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and Optionee's dealings with respect to the Option or the Common Stock.

     10. NOTICES.  Any notice required or permitted to be made or given
         -------
hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time-to-time by written notice to the other:

If to the Company:    Cell Therapeutics, Inc.
                      201 Elliott Avenue West, Suite 400
                      Seattle, Washington 98119
                      Attn.: Legal Affairs Dept.

If to the Optionee:   [firstname] [name]
                      [address1]
                      [address2]
                      [address3]
                      [address4]

     11. AGREEMENT SUBJECT TO PLAN.  The Option and this Agreement
         -------------------------
evidencing and confirming the same are subject to the terms and conditions set forth in the Plan in any amendments to the Plan existing now or in the future, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to Optionee. Should any conflict exist between the provisions of the Plan and those of this

                                       4.

Agreement, those of the Plan comprise the entire understanding between the Company and Optionee with respect to the Option and shall be construed and enforced under the Laws of the State of Washington.

     12.  OPTIONS IN EXCESS OF ANNUAL LIMIT.  The aggregate fair market
          ---------------------------------
value (determined at the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time by Optionee during any calendar year (granted under the Plan and all other Incentive Stock Options plans of the Company, related corporations or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any portion of the Option which exceeds Optionee's annual limit shall not be void but rather shall automatically be deemed non-qualified stock options (i.e., stock options that do not qualify under Section 422A of the Code).

                              CELL THERAPEUTICS, INC. COMPANY


                              By:
                                  ---------------------------------------
                              Its:
                                  ---------------------------------------
                              OPTIONEE


                              By:
                                  ---------------------------------------
                                    [firstname] [name]

                                       5.

                                  EXHIBIT "A"

                         NOTICE OF ELECTION TO EXERCISE
                         ------------------------------

          This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5(h) of the Cell Therapeutics, Inc. 1992 Stock Option Plan (hereinafter referred to as the "Plan") and Section 7 of that certain Nonqualified Stock Option Agreement (hereinafter referred to as the "Agreement") dated as of ________________________ between Cell Therapeutics, Inc. (hereinafter referred to as the "Company") and the undersigned.

          The undersigned hereby elects to exercise Optionee's option to purchase __________ shares of common stock of the Company at a purchase price of $___________ per share, for aggregate consideration of $___________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 7 of the Agreement, accompanies this Notice.

          The undersigned has executed this Notice this _____day of ___________,
________.



                              ------------------------------------------------
                              [firstname] [name]

                                       6.